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                                                                    EXHIBIT 99.1

PRESS RELEASE



                                              Contact:  E. Wayne Ray, Jr.
                                              Chief Financial Officer
                                              (713) 529-3251
                                              Elizabeth B. Woodard
                                              Vice President & General Counsel
                                              (713) 525-9502


For release at 3:30 p.m., CST

RIVIANA FOODS ANNOUNCES SECOND QUARTER EARNINGS

         Houston, Texas (January 20, 2004)--RIVIANA FOODS INC. (NASDAQ/NMS:
RVFD) reported earnings for the second fiscal quarter ended December 28, 2003, of $5.9 million, or diluted earnings per share of $0.40, compared to net income of $8.5 million, or diluted earnings per share of $0.58 for the same period last year. In the second quarter of fiscal 2003, net income benefited by $1.4 million, or $0.10 per diluted share, from a reduction in tax expense resulting from the favorable resolution of a foreign tax matter. Sales increased to $110.0 million compared to sales of $98.2 million for the same period last year, however, operating income was $7.7 million, down from the $9.2 million reported last year.

         For the six months, Riviana earned $11.7 million, or $0.79 per diluted share, on sales of $214.4 million. This compares to $14.8 million, or $1.02 per diluted share on sales of $193.4 million for the first six months of fiscal 2003.

         Riviana's domestic rice business reported lower results for the second quarter, primarily due to changing dietary trends related to the proliferation of low-carbohydrate diets and significantly higher rice costs. Operating profit for the second quarter was $6.2 million, down from the $9.1 million reported last year, while sales were up 14%, to $68.5 million. Profits did not follow the increase in sales, however, due to an unfavorable sales mix and increased costs. Retail regular rice volume sales were down 9% and high-

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margin instant and prepared rice categories were also down 9%. Volume declines mirrored declines in the retail rice category as measured by A.C. Nielsen and are similar to those impacting pasta and potato consumption as a result of the growing influence of low-carbohydrate diets. Volumes in the lower margin export/commodity and industrial categories were up 80% and 47%, respectively. Foodservice volumes continued their favorable trend, increasing 29%.

         Second quarter operating profit increased for the Company's operations in Central America and Europe. Operating profit in Central America was up 26%, to $3.5 million, and sales rose 8%, to $25.0 million. Volumes of fruit juice, nectars and vegetable products at Alimentos Kern de Guatemala, S.A. were up 15%, while cookie and cracker volumes at Pozuelo, S.A. increased 5%. In Europe, operating profit increased $0.2 million to $0.5 million, and sales increased 7% to $15.0 million.

         Net interest income increased to $0.5 million from $0.2 million due to income from miscellaneous investments and other income increased $0.4 million, primarily due to higher earnings from the Company's joint venture operations in Belgium and Germany as a result of the acquisition of the Reis-Fit(R) and Ris-Fix(R) brands.

         "During the second quarter, we increased our net pricing to cover most of the significant rice cost increases in our retail business," Joseph A. Hafner, Jr., president and chief executive officer, said. "The current price of rough (unprocessed) rice has more than doubled from the same time last year, and on a year-to-date basis, our cost of milled (processed) rice has increased approximately 55%. By the end of December, nearly all prior contracts at lower pricing in our foodservice and industrial businesses had come to an end and higher prices are now in effect."

         Hafner also noted that while the Company's retail pricing and margins have normalized, the significant negative volume impact of low-carbohydrate diets continues to considerably impact our business. "We and other affected food marketers have yet to come up with an effective strategy to counteract these debatable diet plans," he said.
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         "We are encouraged by the continued strong results of our Central
American businesses, Kern and Pozuelo. The recent peaceful elections in Guatemala, successful CAFTA negotiations and continued economic growth are positive signs for our operations," he added.

         The completion of the previously announced formation of a new joint venture in the United Kingdom with the Spanish food company, Ebro Puleva, S.A., has been postponed until sometime in the fiscal third quarter due only to finalization of documents.

          The Company has completed the transfer of equipment to its new rice cake manufacturing facility in Belgium operated by its Herto N.V. joint venture with Ebro Puleva, S.A. and Ricegrowers' Co-operative Limited of Australia and expects full productive capacity to be achieved in the near future.

         As previously reported, Riviana paid a quarterly cash dividend of $0.25 per common share on January 6, 2004, to stockholders of record December 2, 2003.

         Riviana will hold its quarterly conference call Wednesday, January 21, 2004, at 10:30 a.m. The call may be heard live on the Internet. To access the call, at the URL prompt, enter http://audioevent.mshow.com/150923. The conference call will be archived and available for replay using the same instructions until February 21, 2004.

         Based in Houston, Texas, Riviana Foods Inc. is one of the largest processors, marketers and distributors of branded and private label rice products in the United States. Principal brands include MAHATMA(R), CAROLINA(R) and SUCCESS(R). The Company has additional food operations in Central America and Europe. Visit our website at www.riviana.com.

         This press release includes forward-looking statements under the rules of the Securities and Exchange Commission. Although the Company believes that the expectations reflected in these statements are based upon reasonable assumptions, Riviana can give no assurance that these expectations will be achieved.


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                            COMPARATIVE TABLES FOLLOW



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                       RIVIANA FOODS INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)


                                                                                December 28, 2003         June 29, 2003
                                                                            ----------------------    ----------------------
                                                                                 (Unaudited)                 (Audited)
          ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                     $        13,516             $        22,586
  Marketable securities                                                                     255                         219
  Accounts receivable                                                                    50,437                      42,900
  Inventories                                                                            60,911                      54,800
  Prepaid expenses                                                                        5,345                       5,710
                                                                                ---------------             ---------------
     Total current assets                                                               130,464                     126,215

PROPERTY, PLANT AND EQUIPMENT, net                                                      108,134                     108,024


INVESTMENTS IN UNCONSOLIDATED AFFILIATES                                                 14,537                      12,797

GOODWILL                                                                                  9,585                       9,585

OTHER ASSETS                                                                             20,355                      17,329
                                                                                ---------------             ---------------

       Total assets                                                             $       283,075             $       273,950
                                                                                ===============             ===============


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities and short-term debt                                        $        21,368             $        24,182
  Accounts payable and accrued liabilities                                               44,189                      40,454
  Income taxes payable                                                                    3,894                       3,945
                                                                                ---------------             ---------------
       Total current liabilities                                                         69,451                      68,581


LONG-TERM DEBT, net of current maturities                                                    55                          65


DEFERRED INCOME TAXES AND OTHER LIABILITIES                                              24,818                      24,254


STOCKHOLDERS' EQUITY                                                                    188,751                     181,050
                                                                                ---------------             ---------------


       Total liabilities and stockholders' equity                               $       283,075             $       273,950
                                                                                ===============             ===============


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                       RIVIANA FOODS INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In Thousands, Except Per Share Amounts)


                                                            Three Months Ended                         Six Months Ended
                                                                (Unaudited)                              (Unaudited)
                                                    -----------------------------------    ----------------------------------------
                                                    December 28, 2003 December 29, 2002     December 28, 2003     December 29, 2002
                                                    ----------------- -----------------    ------------------    ------------------
NET SALES                                            $      110,035   $       98,229         $      214,441       $      193,443


COST OF SALES                                                83,659           69,809                162,029              138,204
                                                     --------------   --------------         --------------       --------------

    Gross profit                                             26,376           28,420                 52,412               55,239
                                                     --------------   --------------         --------------       --------------

COSTS AND EXPENSES:

  Advertising, selling and warehousing                       12,644           13,281                 24,864               25,310

  Administrative and general                                  6,051            5,967                 11,982               11,989
                                                     --------------   --------------         --------------       --------------

    Total costs and expenses                                 18,695           19,248                 36,846               37,299
                                                     --------------   --------------         --------------       --------------
    Income from operations                                    7,681            9,172                 15,566               17,940

OTHER INCOME:

  Interest income, net                                          522              234                    686                  515

  Other income, net                                             738              374                    856                  369
                                                     --------------   --------------         --------------       --------------
    Income before income taxes and

       minority interests                                     8,941            9,780                 17,108               18,824


INCOME TAX EXPENSE                                            2,928            1,223                  5,126                3,808

MINORITY INTERESTS IN EARNINGS

  OF CONSOLIDATED SUBSIDIARIES                                  136               70                    246                  211
                                                     --------------   --------------         --------------       --------------
    NET INCOME                                       $        5,877   $        8,487         $       11,736       $       14,805
                                                     ==============   ==============         ==============       ==============

    Earnings per share:
        Basic                                        $         0.41   $         0.60         $         0.82       $         1.04

        Diluted                                                0.40             0.58                   0.79                 1.02


    Dividends paid per share                         $         0.25   $        0.165         $         0.42       $         0.33

    Weighted average common shares outstanding:

         Basic                                               14,409           14,235                 14,373               14,209

         Diluted                                             14,815           14,583                 14,788               14,546
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